   As filed with the Securities and Exchange Commission on February 12, 2001
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       COLORADO BUSINESS BANKSHARES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Colorado                                      84-0826324
     -------------------------------                         -----------------
     (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                         Identification No.)

821 Seventeenth Street, Denver, Colorado                          80202
----------------------------------------                       ----------
(Address of Principal Executive Offices)                       (Zip Code)

                           Incentive Stock Option Plan
                        1997 Incentive Stock Option Plan
                            1998 Stock Incentive Plan
                        2000 Employee Stock Purchase Plan
                        ---------------------------------
                            (Full title of the plan)

        Steven Bangert, Chairman of the Board and Chief Executive Officer
                       Colorado Business Bankshares, Inc.
                 821 Seventeenth Street, Denver, Colorado 80202
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (303) 293-2265
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                           Andrew L. Blair, Jr., Esq.
                             Sherman & Howard L.L.C.
                       633 Seventeenth Street, Suite 3000
                             Denver, Colorado 80202
                                 (303) 297-2900

                                             CALCULATION OF REGISTRATION FEE

           TITLE OF                                          PROPOSED              PROPOSED
          SECURITIES                   AMOUNT                 MAXIMUM               MAXIMUM               AMOUNT OF
            TO BE                       TO BE             OFFERING PRICE           AGGREGATE            REGISTRATION
          REGISTERED                 REGISTERED             PER SHARE(1)        OFFERING PRICE(1)           FEE(2)
          ----------                 ----------            -------------       ------------------       -------------
Common Stock, par value $0.01
per share                          923,961 shares           $17.59375             $16,255,939              $4,064

----------
(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, based on the average high and low prices of the Common Stock on the National Market System on February 8, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information required by Item 1 of this Form is included in documents sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

         This Registration Statement also contains a Prospectus, prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8), which covers re-offers and re-sales of shares of the Registrant's Common Stock that have been or may be issued under the Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan, the 1998 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan (the "Plans").

REOFFER PROSPECTUS

                                 923,961 SHARES


                                  COMMON STOCK


                       COLORADO BUSINESS BANKSHARES, INC.


         This Prospectus relates to the sale by certain selling stockholders of up to 923,961 shares of our common stock which they have acquired or may acquire pursuant to our Incentive Stock Option Plan, 1997 Incentive Stock Option Plan, 1998 Stock Incentive Plan or 2000 Employee Stock Purchase Plan (the "Plans").

                           --------------------------

         INVESTING IN OUR COMMON STOCK INCLUDES RISKS.  SEE "RISK
FACTORS" BEGINNING ON PAGE 1.

                            -------------------------

         This Prospectus may be used by any selling stockholder or by any broker-dealer who may participate in sales of the shares.

         The prices at which our stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

         Our common stock trades on the Nasdaq National Market under the symbol "COBZ".

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 2001.

                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
The Company...................................................................1
Risk Factors..................................................................1
         Changes in Economic Conditions.......................................1
         Adequacy of Allowance for Loan and Lease Losses......................1
         Lending Risks........................................................2
         Difficulties in Managing Growth......................................3
         Reliance on Management...............................................4
         Interest Rate Fluctuation............................................4
         Competition..........................................................4
         Technology...........................................................5
         Capital Contributions to Bank........................................5
         Government Regulation................................................5
A Warning About Forward-Looking Statements....................................6
Use of Proceeds...............................................................7
Selling Shareholders..........................................................7
Plan of Distribution.........................................................11
Experts......................................................................11
Legal Matters................................................................12
Documents Incorporated by Reference..........................................12
Where You Can Find Available Information ....................................12

         No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation, or in any jurisdiction where such solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                                       (i)

                                   THE COMPANY

         The Company is a bank holding company headquartered in Denver, Colorado. Its wholly-owned subsidiary, Colorado Business Bank, N.A. (the "Bank") is a full service banking institution with nine Colorado locations. The principal executive offices of the Company are located at 821 Seventeenth Street, Denver, Colorado 80202 and its telephone number is (303) 293-2265.

                                  RISK FACTORS

         THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE PURCHASER OF THE SHARES OFFERED HEREBY SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS BUT SHOULD GIVE SPECIAL CONSIDERATION TO THE RISK FACTORS DESCRIBED BELOW.

         CHANGES IN ECONOMIC CONDITIONS MAY CAUSE US TO INCUR LOAN AND LEASE LOSSES.

         The inability of borrowers to repay loans and leases can erode our earnings and capital. Our loan and lease portfolio is somewhat less diversified than that of a traditional community bank because it includes a higher concentration of larger commercial loans. Substantially all of our loans and leases are to businesses and individuals in the Denver metropolitan area, and any decline in the economy of this market area could impact us adversely. Recent economic conditions in the Denver metropolitan area have been generally more favorable than those in many other regions of the country, but there can be no assurance that such favorable conditions will continue to prevail.

         OUR ALLOWANCE FOR LOAN AND LEASE LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES.

         As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan and lease portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan and lease losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. In addition, although our level of delinquencies historically has been low, we have been increasing and expect to continue to increase the number and amount of loans we originate and we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the favorable economic conditions in Colorado reverse. The actual amount of future provisions for loan and lease losses cannot now be determined and may exceed the amounts of past provisions. Additions to our allowance for loan and lease losses would decrease our net income.

         OUR BUSINESS IS SUBJECT TO VARIOUS LENDING RISKS DEPENDING ON THE NATURE OF THE BORROWER'S BUSINESS, ITS CASH FLOW AND OUR COLLATERAL.

         Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower's control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower's ability to repay the loan and the value of the security for the loan may be impaired.

         Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         Our construction loans are based upon estimates of costs to construct and value associated with the completed project. These estimates may be inaccurate. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

         Our consumer loans generally have a higher risk of default than our other loans. Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various

Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

         Repayment of our direct finance leases is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these leases may fluctuate in value. Leases are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Generally, leases finance 100% of the cost of the equipment, which represents the underlying collateral. The collateral securing equipment leases may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         WE MAY EXPERIENCE DIFFICULTIES IN MANAGING OUR GROWTH.

         As part of our strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings or new bank formations. We believe that it may take up to eighteen months for new banking facilities to first achieve operational profitability, due to the impact of overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake growth initiatives, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

         In addition, we may acquire financial institutions and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately and profitably manage such growth. Acquiring other financial institutions and businesses involves risks commonly associated with acquisitions, including:

         o potential exposure to unknown or contingent liabilities of financial institutions and other businesses we acquire;

         o exposure to potential asset quality issues of the acquired banks or businesses;

         o difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

         o        potential disruption to our business;

         o        potential diversion of our management's time and attention;

         o the possible loss of key employees and customers of the banks and businesses we acquire; and

         o incurrence of goodwill if we account for an acquisition as a purchase.

         WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF ANY OF OUR SENIOR OFFICERS MAY ADVERSELY AFFECT OUR OPERATIONS.

         Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. We do not have key person life insurance on the life of any of these individuals. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         CHANGES IN INTEREST RATES MAY AFFECT OUR PROFITABILITY.

         Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. We have traditionally managed our assets and liabilities in such a way that we have a positive interest rate gap. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates.

         OUR BUSINESS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY AN INCREASE IN COMPETITION.

         The banking business in the Denver metropolitan area is highly competitive and is currently dominated by a number of large regional financial institutions. In addition to these regional banks, there are a number of smaller commercial banks that operate in the area. We compete for loans and deposits with banks, savings and loan associations, finance companies, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

         By virtue of their larger capital bases or affiliation with larger multibank holding companies, many of our competitors have substantially greater capital resources and lending limits than we have and perform other functions that we offer only through correspondents. Interstate banking is permitted in Colorado, and, since January 1, 1997, unlimited state-wide branch banking has been permitted. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by an increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

         WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

         The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

         WE MAY BE REQUIRED TO MAKE CAPITAL CONTRIBUTIONS TO THE BANK IF IT BECOMES UNDERCAPITALIZED.

         Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to the Bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected.

         WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION, AND ANY REGULATORY CHANGES MAY ADVERSELY AFFECT US.

         The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or stockholders. As a bank holding company, we are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition.

                  A WARNING ABOUT FORWARD - LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference contain forward- looking statements which describe our future plans, strategies and expectations. All forward- looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements that we anticipate. In addition to those described above under "Risk Factors," such risks and uncertainties include, among other things:

         o adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses;

         o increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses;

         o our ability to manage growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects;

         o fluctuations in interest rates and market prices could reduce our net interest margins, asset valuations and expense expectations;

         o the consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors could increase competition for financial services to our detriment;

         o our inability to achieve the financial goals in our strategic plans could adversely affect our results of operations;

         o the timing, impact and other uncertainties of any future acquisitions and our success or failure in the integration of their operations could increase costs and adversely affect our results of operations;

         o our continued growth will depend in part on our ability to enter new markets successfully and capitalize on growth opportunities;

         o changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect our results of operations;

         o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers' businesses; and

         o other factors discussed in "Risk Factors" may adversely affect us.

         In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares covered by this prospectus.

                              SELLING SHAREHOLDERS

         The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by the Selling Shareholders who have acquired or may acquire such shares pursuant to the Plans. The Selling Shareholders named below may resell all, a portion or none of such shares from time to time.

         The Selling Shareholders include persons to whom shares have previously been issued under the Plans that are "restricted securities " for purposes of the Securities Act of 1933, as amended (the "Securities Act"), and persons who may be considered "affiliates" of the Company to whom options have been granted under the Plans. The table does not include certain non- affiliates who have previously acquired shares of Common Stock that are restricted securities constituting the lesser of 1000 shares or 1% of the shares available under the particular Plan pursuant to which such shares were acquired.

         The following table sets forth, as of December 31, 2000: (i) the name of each Selling Shareholder, (ii) his or her position(s) with the Company and its predecessor or affiliates over the last three years, (iii) the number of outstanding shares of Common Stock owned by each such Selling Shareholder as of that date, (iv) the number of shares of Common Stock issuable under the Plans to each such Selling Shareholder based on options outstanding at that date, (v) the number of shares covered by this Prospectus that may be sold for the account of such Selling Shareholder, and (vi) the number of Shares and percentage of class that would be owned by each such Selling Shareholder if all such registered shares were issued to and sold by the Selling Shareholders. If options or shares are granted to additional Selling Shareholders in the future, or if additional options or shares are granted to the Selling Shareholders named below, a Prospectus Supplement will be filed amending the table. None of the Selling Shareholders named in the table has had any position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates, other than as described below.

                                                   NUMBER OF                                SHARES THAT WOULD BE OWNED
                                                SHARES ISSUABLE                           IF ALL SHARES COVERED BY THIS
                               NUMBER OF           UNDER THE           NUMBER OF               PROSPECTUS WERE SOLD
                             SHARES OWNED       PLANS BASED ON       SHARES COVERED       -----------------------------
                              BEFORE THIS           OPTIONS             BY THIS                             PERCENT
NAME AND POSITION             OFFERING(1)         GRANTED(2)         PROSPECTUS(3)               NUMBER    OF CLASS(4)
                             ------------       ---------------      --------------            ---------   -----------
Steven Bangert,              1,154,911(5)          28,867(5)             28,867                 1,154,911      15.91%
     Chairman of the
     Board and Chief
     Executive Officer
Jonathan C. Lorenz,            116,772(6)          50,471(6)             51,172                   116,071       1.60
     Vice Chairman of
     the Board and
     President
Richard J. Dalton,              72,915             27,544(7)             27,771                    72,688       1.00
     Executive Vice
     President and
     Chief Financial
     Officer
Lyne B. Andrich,                   749             12,713                12,762                       700         *
     Senior Vice
     President and
     Controller
Virginia Berkeley,              14,141(8)          34,575(8)             34,785                    13,931         *
     President of
     Colorado
     Business Bank-
     Denver, Director
Darrell J. Schulte,             11,989(9)           9,184(9)             18,942                     2,231         *
     President of
     Colorado
     Business Bank-
     Littleton
Charles E. Holmes,              45,530(10)         12,781(10)            31,806                    26,505         *
     President of
     Colorado
     Business Bank-
     Boulder
Andrew L. Bacon,                 5,335             25,222                25,527                     5,030         *
     President of
     Colorado
     Business Bank
     West
Kevin G. Quinn,                  6,000             22,917                22,917                     6,000         *
     President of
     Colorado
     Business Bank
     DTC

                                                   NUMBER OF                                SHARES THAT WOULD BE OWNED
                                                SHARES ISSUABLE                           IF ALL SHARES COVERED BY THIS
                               NUMBER OF           UNDER THE           NUMBER OF               PROSPECTUS WERE SOLD
                             SHARES OWNED       PLANS BASED ON       SHARES COVERED       -----------------------------
                              BEFORE THIS           OPTIONS             BY THIS                             PERCENT
NAME AND POSITION             OFFERING(1)         GRANTED(2)         PROSPECTUS(3)               NUMBER    OF CLASS(4)
                             ------------       ---------------      --------------            ---------   -----------
Randal Garman,                     140            11,000                11,140                          0         *
     President of
     Colorado
     Business Bank of
     the Rockies
K. Denise Albrecht,              6,909             9,375(11)            11,284                      5,000         *
     President of
     Community Trust
     Division
Mark S. Kipnis,                 45,003             3,300(12)             3,300                     45,003         *
     Director
Noel N. Rothman,               753,694(13)         3,300(13)             3,300                    753,694       10.38
     Director
Howard R. Ross,              1,096,822(14)         4,400(14)             4,400                  1,096,822       15.11
     Director
Michael B. Burgamy,             93,350             4,400(15)             4,400                     93,350        1.29
     Director
Timothy J. Travis,              35,275             3,300(16)             3,300                     35,275         *
     Director
Kevin Ahern,                     1,250            10,000                10,350                        900         *
     Senior Vice
     President

----------------
*        Less than 1%

(1) Includes outstanding shares actually owned by the Selling Shareholders as of December 31, 2000, including restricted shares previously acquired under the Plans.

(2) Includes shares underlying options granted to the Selling Shareholders under the Plans as of December 31, 2000, without regard to whether such options are currently exercisable or will become exercisable within 60 days after December 31, 2000.

(3) Includes shares of Common Stock that are restricted securities previously issued under the Plans and shares of Common Stock that may be issued upon exercise of options previously granted under the Plans. The excess, if any, of the number of shares reflected in this column over the number of shares reflected in the second column of the table represents the number of restricted shares previously issued.

(4) Calculated based on the number of outstanding shares of Common Stock as of December 31, 2000 plus the additional shares that would be outstanding if all options reflected in the second column of the table were exercised.

(5) Outstanding shares include 4,927 shares held jointly by Mr. Bangert and his wife, 106,030 shares held by Mr. Bangert's minor children and 131,875 shares held by Hawthorne Colorado, Inc. ("Hawthorne"), an entity of which Mr. Bangert is a director and 50% shareholder. Option shares include 14,367 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(6) Outstanding shares include 500 shares held by Mr. Lorenz' minor children. Option shares include 40,471 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(7) Option shares include 18,777 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(8) Outstanding shares include 1,678 shares held by Ms. Berkeley's minor child. Option shares include 29,575 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(9) Outstanding shares include 1,000 shares held jointly by Mr. Schulte and his wife. Option shares include 5,184 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(10) Outstanding shares include 4,242 shares held by Mr. Holmes' minor children. Option shares include 7,781 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(11) Option shares include 5,519 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(12) Option shares include 3,300 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(13) Outstanding shares include 17,000 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner, and 1,800 shares held in trust for Mr. Rothman's grandchildren of which Mr. Rothman is trustee. Option shares include 3,300 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(14) Outstanding shares include 29,975 shares held by Mr. Ross' wife and 131,875 shares held by Hawthorne, an entity of which Mr. Ross is a director and 50% shareholder. Option shares include 4,400 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(15) Option shares include 4,400 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

(16) Option shares include 3,300 shares underlying options that are or will become exercisable within 60 days after December 31, 2000.

                              PLAN OF DISTRIBUTION

     All of the shares covered by this prospectus would be sold for the accounts of the Selling Shareholders. The Company would not receive any of the proceeds from the sale of the shares.

     The Company has been advised that the shares covered by this prospectus may be sold from time to time by the Selling Shareholders, or by any pledgee or other successor in interest to the Selling Shareholders, in regular brokerage transactions on the Nasdaq National Market or otherwise in the over-the-counter market, in transactions directly with market makers, in privately negotiated transactions, or through a combination of such methods at market prices prevailing at the time of sale or at negotiated prices.

     The Selling Shareholders, or any pledgee or other successor in interest, may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, any pledgee or other successor in interest of the Selling Shareholders, or from the purchasers of shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customary commissions). The Selling Shareholders and any such dealers or agents that participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such dealers and agents may engage in transactions with, and perform services for, the Company.

     Certain expenses in connection with the registration of the shares under the Securities Act, including fees and expenses of the Company's counsel and accountants, filing fees and printing expenses, will be borne by the Company. Each Selling Shareholder will bear his or her own legal and accounting expenses, if any, as well as all transfer taxes, discounts, concessions, commissions or other compensation paid to broker-dealers.

     Any shares that qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be sold under the Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Shareholders will sell any or all of the shares covered by this Prospectus.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from Colorado Business Bankshares, Inc. Annual Report on Form 10-KSB have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Sherman & Howard L.L.C., Denver, Colorado.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Exchange Act of 1934, as amended (the "Act"), which registers the common stock being offered by this Prospectus. The Registration Statement, including its attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this document. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.

     The Company hereby incorporates by reference the documents listed below:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     (c) The Company's prospectus included in its Registration Statement on Form S-4 (Registration No. 333-51866) filed pursuant to Rule 424(b) on February 1, 2001.

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed June 11, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares described in this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, copies of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Colorado Business Bankshares, Inc., 821 Seventeenth Street, Denver, Colorado, telephone:
(303) 293-2265, Attention: Richard J. Dalton, Executive Vice President and Chief Financial Officer.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Colorado Business Bankshares, Inc. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the period ended December 31, 1999 (File No. 1-13513);

     (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000, (File No. 1-13513);

     (c) The Company's prospectus included in its Registration Statement on Form S-4 (Registration No. 333-51866) filed pursuant to Rule 424(b) on February 1, 2001; and

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed June 11, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     All of the securities being registered are registered under Section 12 of the Exchange Act.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation, Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles of Incorporation, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

     In addition, the Articles of Incorporation provide that, to the full extent now or hereafter permitted by Colorado law, the Registrant's directors will not be liable for monetary damages for breach of their fiduciary duty of care to the Registrant and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to the Registrant and its shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant maintains director's and officers' liability insurance with a $10.0 million limit per year. The Registrant pays annual premiums and expenses relating to the policy of approximately $49,000 per year.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The following is a summary of the transactions by the Registrant during the last three years involving sales of the Registrant's securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     (a) During the period from December 2, 1997 to November 30, 2000, the Registrant issued 34,774 shares of Common Stock to seven employees upon exercise of options issued under the Plans at prices ranging from $2.33 to $13.00 per share, for an aggregate purchase price of $95,659.

     (b) On February 28, 1998, the Registrant issued 188,500 shares of Common Stock to its seven founders upon exercise of options at $2.12 per share, for an aggregate purchase price of approximately $400,000.

     The above-described sales were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act and/or Regulation D promulgated thereunder.

ITEM 8. EXHIBITS.

     See Exhibit Index and Exhibits at the end of this Registration Statement.

ITEM 9. UNDERTAKINGS.

     1.  The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on February 12, 2001.

                                      COLORADO BUSINESS BANKSHARES, INC.


                                      By:  /s/ Steven Bangert
                                           --------------------------------
                                           Steven Bangert
                                           Chairman of the Board and Chief
                                           Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Bangert and Richard J. Dalton, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                                       DATE
---------                                            -----                                       ----
/s/ Steven Bangert                          Chairman of the Board and                       February 12, 2001
-----------------------------------------   Chief Executive Officer
Steven Bangert

/s/ Jonathan C. Lorenz                      Vice Chairman of the Board                     February 12, 2001
-----------------------------------------   and President
Jonathan C. Lorenz

/s/ Richard J. Dalton                       Executive Vice President and                   February 12, 2001
-----------------------------------------   Chief Financial Officer
Richard J. Dalton

/s/ Lyne B. Andrich                         Senior Vice President and                      February 12, 2001
-----------------------------------------   Controller (Chief Accounting Officer)
Lyne B. Andrich

/s/ Virginia K. Berkeley                    Director                                       February 12, 2001
----------------------------------------
Virginia K. Berkeley

/s/ Michael B. Burgamy                      Director                                       February 12, 2001
----------------------------------------
Michael B. Burgamy

/s/ Timothy J. Travis                       Director                                       February 12, 2001
----------------------------------------
Timothy J. Travis

/s/ Mark S. Kipnis                          Director                                       February 12, 2001
----------------------------------------
Mark S. Kipnis

/s/ Noel N. Rothman                         Director                                       February 12, 2001
----------------------------------------
Noel N. Rothman

/s/ Howard R. Ross                          Director                                       February 12, 2001
----------------------------------------
Howard R. Ross

                                    INDEX TO EXHIBITS

EXHIBIT
  NO.                                 DESCRIPTION
-----------                           -----------
5              Opinion of Sherman & Howard L.L.C.

23(a)          Independent Auditors' Consent - Deloitte & Touche LLP

23(b)          Consent of Sherman & Howard L.L.C. (included in Exhibit 5)

24 Powers of Attorney (included on the signature page to the Registration Statement)